UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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CNF Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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________________________________________________________________________________

Notice of Annual Meeting

and

Proxy Statement

Annual Meeting of Shareholders

APRIL 19, 2005

CNF INC.

________________________________________________________________________________

CNF INC.
3240 HILLVIEW AVENUE
TELEPHONE: 650/494-2900
PALO ALTO, CALIFORNIA 94304

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Tuesday, April 19, 2005
9:00 A.M., local time
Knowles Room, Hotel du Pont, 11th and Market Streets, Wilmington, Delaware
FELLOW SHAREHOLDER:
      The Annual Meeting of Shareholders of CNF Inc. will be held at 9:00 A.M., local time, on Tuesday, April 19, 2005, to:

1.	Elect four Class II directors for a three-year term.

2.	Ratify the appointment of auditors.

3.	Transact any other business properly brought before the meeting.
      Shareholders of record at the close of business on March 1, 2005, are entitled to notice of and to vote at the meeting.
      Your vote is important. Whether or not you plan to attend, I urge you to SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD IN THE ENVELOPE PROVIDED, in order that as many shares as possible will be represented at the meeting. If you attend the meeting and prefer to vote in person, you will be able to do so and your vote at the meeting will revoke any proxy you may submit.

Sincerely,

JENNIFER W. PILEGGI
Secretary
March 21, 2005

CNF INC.
3240 HILLVIEW AVENUE
PALO ALTO, CALIFORNIA 94304
TELEPHONE: 650/494-2900

PROXY STATEMENT
March 21, 2005
      The Annual Meeting of Shareholders of CNF Inc. (the “Company”) will be held on Tuesday, April 19, 2005. Shareholders of record at the close of business on March 1, 2005 will be entitled to vote at the meeting. This proxy statement and accompanying proxy are first being sent to shareholders on or about March 21, 2005.
Board of Directors’ Recommendations
      The Board of Directors of the Company is soliciting your proxy for use at the meeting and any adjournment or postponement of the meeting. The Board recommends a vote for the election of the nominees for directors described below and for ratification of the appointment of KPMG LLP as independent auditors.
Proxy Voting Procedures
      To be effective, properly signed proxies must be returned to the Company prior to the meeting. The shares represented by your proxy will be voted in accordance with your instructions. However, if no instructions are given, your shares will be voted in accordance with the recommendations of the Board.
Voting Requirements
      A majority of the votes attributable to all voting shares must be represented in person or by proxy at the meeting to establish a quorum for action at the meeting. Directors are elected by a plurality of the votes cast, and the four nominees who receive the greatest number of votes cast for election of directors at the meeting will be elected directors for a three-year term. The ratification of the appointment of auditors requires a favorable vote of the holders of a majority of the voting power represented at the meeting.
      In the election of directors, broker non-votes, if any, will be disregarded and have no effect on the outcome of the vote. With respect to the ratification of the appointment of auditors, abstentions from voting will have the same effect as voting against such matter and broker non-votes, if any, will be disregarded and have no effect on the outcome of such vote.
Voting Shares Outstanding
      At the close of business on March 1, 2005, the record date for the Annual Meeting, there were outstanding and entitled to vote 52,825,331 shares of Common Stock and 682,898 shares of Series B Cumulative Convertible Preferred Stock (“Series B Preferred Stock”). Each share of Common Stock has the right to one non-cumulative vote and each share of Series B Preferred

Stock has the right to 6.1 non-cumulative votes. Therefore, an aggregate of 56,991,009 votes are eligible to be cast at the meeting.
Proxy Voting Convenience
      You are encouraged to exercise your right to vote by returning to the Company a properly executed WHITE proxy in the enclosed envelope, whether or not you plan to attend the meeting. This will ensure that your votes are cast.
      You may revoke or change your proxy at any time prior to its use at the meeting. There are three ways you may do so: (1) give the Company a written direction to revoke your proxy; (2) submit a later dated proxy; or (3) attend the meeting and vote in person.
Attendance at the Meeting
      All shareholders are invited to attend the meeting. Persons who are not shareholders may attend only if invited by the Board of Directors. If you are a shareholder but do not own shares in your name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the meeting.
ELECTION OF DIRECTORS
The Board of Directors Recommends a Vote “For” All Nominees.
      The Board of Directors of the Company, pursuant to the Bylaws, has determined that the number of directors of the Company shall be thirteen. Unless you withhold authority to vote, your proxy will be voted for election of the nominees named below.
      The following persons are the nominees of the Board of Directors for election as Class II directors to serve for a three-year term until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified:

Michael J. Murray
Robert D. Rogers
William J. Schroeder
Chelsea C. White III
      If a nominee becomes unable or unwilling to serve, proxy holders are authorized to vote for election of such person or persons as shall be designated by the Board of Directors; however, management knows of no reason why any nominee should be unable or unwilling to serve.
      The Company has three classes of directors, each of which is elected for a three-year term. Class III directors will be elected in 2006 and Class I directors will be elected in 2007. All directors have previously been elected by the shareholders, except Chelsea C. White III, who was appointed by the Board as a Class II director in February 2004, John J. Anton, who was appointed as a Class I director in March 2005, William R. Corbin, who was appointed as a Class III director in March 2005, and Admiral Henry H. Mauz, Jr., who was appointed as a Class III director in March 2005. Professor White was recommended to the Company’s Director Affairs Committee by executive officers of a subsidiary of the Company, and Mr. Anton, Mr. Corbin and Admiral Mauz were recommended by non-management directors of the Company.

CLASS II DIRECTORS

MICHAEL J. MURRAY Director since 1997

Retired President, Global Corporate and Investment Banking,
Bank of America Corporation
a financial institution

Mr. Murray retired in July 2000 as president of Global Corporate and Investment Banking at Bank of America Corporation and as a member of the corporation’s Policy Committee. From March 1997 to the BankAmerica-Nations Bank merger in September 1998, Mr. Murray headed BankAmerica Corporation’s Global Wholesale Bank and was responsible for its business with large corporate, international, and government clients around the world. Mr. Murray was named a BankAmerica vice chairman and head of the U.S. and International Groups in September 1995. He had been responsible for BankAmerica’s U.S. Corporate Group since BankAmerica’s merger with Continental Bank Corporation in September 1994. Prior to the BankAmerica-Continental merger, Mr. Murray was vice chairman and head of Corporate Banking for Continental Bank, which he joined in 1969. Mr. Murray is a member of the Board of Directors of the eLoyalty Corporation in Lake Forest, Illinois and Neoforma, Inc. in San Jose, CA. He is past Chairman of the United Way of the Bay Area and continues to serve on its board. Mr. Murray is also on the Board of the California Academy of Sciences in San Francisco and is a member of the Advisory Council for the College of Business of the University of Notre Dame. Mr. Murray, age 60, received his BBA from the University of Notre Dame in 1966 and his MBA from the University of Wisconsin in 1968. He is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.

ROBERT D. ROGERS Director since 1990

Chairman of the Board
Texas Industries, Inc.
a producer of steel, cement, aggregates and concrete

Mr. Rogers joined Texas Industries, Inc. in 1963 as General Manager/ European Operations. In 1964, he was named Vice President-Finance; in 1968, Vice President-Operations; and in 1970, he became President and Chief Executive Officer. He retired as President and CEO of Texas Industries in May 2004 and was elected Chairman of the Board in October 2004. Mr. Rogers is a graduate of Yale University and earned an MBA from the Harvard Graduate School of Business. He is a member of the Executive Board for Southern Methodist University Cox School of Business and serves on the Board of Adams Golf Inc. Mr. Rogers, age 68, served as Chairman of the Federal Reserve Bank of Dallas from 1984 to 1986 and was Chairman of the Greater Dallas Chamber of Commerce from 1986 to 1988. He is Chairman of the Finance Committee and a member of the Director Affairs Committee of the Board.

WILLIAM J. SCHROEDER Director since 1996

Executive Chair
Cornice Inc.
a private company designing and selling micro hard drives for consumer electronic devices

Mr. Schroeder joined the Cornice Board of Directors in October 2004 and was appointed Executive Chair in November 2004 in order to assist the company through a CEO transition and search process. Immediately prior to joining the Cornice Board, Mr. Schroeder served for two-and-a-half years as President and CEO of Vormetric, Inc., an enterprise data storage security firm. During 2000, Mr. Schroeder was President and CEO of CyberIQ Systems, Inc., an Internet traffic switch company, which filed for bankruptcy in 2001. He was previously employed by Diamond Multimedia Systems, Inc. as President and CEO (1994-1999) and before that by Conner Peripherals, Inc., initially as President and Chief Operating Officer (1986-1989) and later as Vice Chairman (1989-1994). Earlier, Mr. Schroeder was the founder and CEO (1978-1986) of Priam Corporation. Mr. Schroeder also served in various management or technical positions at Memorex Corporation, McKinsey & Co., and Honeywell, Inc. and currently serves on the Board of Directors of WatchGuard Technologies, Inc. and AlphaSmart, Inc., as well as two private companies. Mr. Schroeder, age 60, holds an MBA degree with High Distinction from the Harvard Business School and M.S.E.E. and B.E.E. degrees from Marquette University. He is a member of the Audit and Compensation Committees of the Board.

CHELSEA C. WHITE III Director since 2004

Schneider National Chair of Transportation and Logistics
Georgia Institute of Technology
School of Industrial and Systems Engineering an institute of higher learning

Professor White, 59, the Schneider National Chair of Transportation and Logistics at the Georgia Institute of Technology, is the Director of the Trucking Industry Program and the Executive Director of The Logistics Institute. He served as Professor of Industrial and Operations Engineering (I&OE) and Electrical Engineering and Computer Science at the University of Michigan, where he received the I&OE Award for Outstanding Accomplishment in 2001. He has served as editor of the Transactions of the Institute of Electrical and Electronics Engineers (IEEE), was founding editor of the IEEE Transactions on Intelligent Transportation Systems (ITS), and has served as the ITS Series book editor for Artech House Publishing Company. He received the IEEE “Third Millennium Medal” in 2000. Professor White serves on the boards of directors for ITS America and the ITS World Congress and on the executive committee for The Logistics Institute — Asia Pacific. He is the former chair of the ITS Michigan board of directors. His research interests include the impact of information technology for improved supply chain productivity and risk mitigation, with special focus on international supply chains. Professor White is a member of the Compensation and Finance Committees of the Board.

CLASS I DIRECTORS

JOHN J. (JACK) ANTON Director since 2005

Private Investor

Mr. Anton, 62, is a private investor in food, consumer products, and specialty ingredient companies. From 2001 through 2004 he was a Senior Advisory Director with Fremont Partners, a private equity management firm, and was instrumental in the acquisition and successful divesture of Specialty Brands Inc. Mr. Anton served on the Board of SBI. Prior to Fremont, Mr. Anton was Chairman, CEO and co-owner of Ghirardelli Chocolate Company. He lead the acquisition of Ghirardelli in 1992 and was responsible for revitalizing the company’s brand, marketing programs and growth prior to transitioning Ghirardelli to its new ownership. Mr. Anton served from 1983 to 1990 as Chairman and co-owner of Carlin Foods Corporation, a food ingredient company serving the dairy, baking and food service industries; and from 1990 to 1992 as Chairman of Carlin Investment Corporation, which was created to invest in food and specialty chemical firms. Prior to forming Carlin Foods, he spent nearly twenty years in management and executive roles at Ralston Purina and Nabisco Brands Corporations. During a leave of absence from Ralston Purina, Mr. Anton served as a combat officer in Vietnam, earning a Bronze Star. Mr. Anton received a BS degree (chemistry) from the University of Notre Dame. He serves on the Advisory Boards of Notre Dame’s College of Science and the University of San Francisco’s Business School, as a Trustee to the Schools of the Sacred Heart, San Francisco; and as a past Trustee to the Allendale Association, a Chicago-based school for abused children. He also is a member of the World Presidents Organization.

W. KEITH KENNEDY, JR. Director since 1996

Chairman of the Board and Interim Chief Executive Officer
CNF Inc.

Dr. Kennedy was named Chairman of CNF Inc. in January 2004. In June 2004 he was appointed Interim Chief Executive Officer. From April 2002 to January 2004 he was the Vice Chairman of CNF. In January 2000 he retired as President and Chief Executive Officer of Watkins-Johnson Company, a manufacturer of equipment and electronic products for the telecommunications and defense industries. He had held that position since January 1988. He joined Watkins-Johnson in 1968 and was a Division Manager, Group Vice President, and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. Dr. Kennedy, age 61, is a graduate of Cornell University from which he holds B.S.E.E., M.S., and Ph.D. degrees. He is the past Chairman of Joint Venture: Silicon Valley Network, a non-profit regional organization, and he serves on the Board of Lytton Gardens, a non-profit senior community. He had previously held Board and/or officer positions with Boy Scouts of America (Pacific Skyline Council), California State Chamber of Commerce, Silicon Valley Manufacturing Group and the Superschools Foundation of Fremont Union Schools District. Dr. Kennedy is a senior member of the Institute of Electrical and Electronics Engineers.

JOHN C. POPE Director since 2003

Chairman,
PFI Group, LLC,
a financial management firm

Mr. Pope is Chairman of PFI Group, LLC, a financial management firm that invests primarily in venture capital opportunities, and is also Chairman of the Board of Waste Management, Inc., a NYSE-listed waste collection and disposal firm. From December 1995 to November 1999, Mr. Pope was Chairman of the Board of MotivePower Industries, Inc., a NYSE-listed manufacturer and remanufacturer of locomotives and locomotive components until it merged with Westinghouse Air Brake. Prior to joining MotivePower Industries, Mr. Pope spent six and one-half years with United Airlines and UAL Corporation in various roles, including President and Chief Operating Officer and a member of the Board of Directors. Mr. Pope also spent 11 years with American Airlines and its parent, AMR Corporation, serving as Senior Vice President of Finance, Chief Financial Officer and Treasurer. He was employed by General Motors Corporation prior to entering the airline industry. Mr. Pope is a member of the Board of Directors of Dollar Thrifty Automotive Group, Federal-Mogul Corporation, Kraft Foods, Inc., R.R. Donnelley & Sons Company and Waste Management, Inc. Mr. Pope holds a master’s degree from the Harvard Graduate School of Business Administration and a bachelor’s degree in engineering and applied science from Yale University. Mr. Pope, age 56, is a member of the Audit and Finance Committees of the Board of Directors.

PETER W. STOTT Director since 2004

President
Columbia Investments, Ltd.
an investment company

Mr. Stott is the president of Columbia Investments, Ltd. since 2004. He was formerly President and CEO of Crown Pacific from 1988 to 2004. Crown Pacific filed for bankruptcy in 2003. Prior to Crown Pacific, Mr. Stott founded Market Transport, Ltd. in 1969, now the largest asset-based transportation and logistics services company headquartered in Oregon. He continues as Market Transport’s Board Chairman Emeritus. Mr. Stott also serves on the board of directors for Liberty Northwest Insurance. Additionally, he is a member of the President’s Advisory Board for Athletics at Portland State University, a trustee of the Oregon Chapter of the National Football Foundation Hall of Fame, the Chairman of the Founder’s Circle of SOLV and the Crater Lake Park National Trust. Mr. Stott, 60, is a member of the Director Affairs and Finance Committees of the Board.

CLASS III DIRECTORS

WILLIAM R. CORBIN Director since 2005

Executive Vice President,
Weyerhaeuser Company,
a diversified forest products company

Mr. Corbin joined Weyerhaeuser in 1992. He currently oversees Weyerhaeuser Industrial Wood Products and International Business Groups including Weyerhaeuser Forest Products International, Weyerhaeuser Asia and Europe, the Appearance Wood, Composites and BC Coastal Business Groups. From 1995 to 1999 he served as Executive Vice President, Timberlands and Distribution and from 1999 to 2004 as Executive Vice President, Wood Products. Prior to joining Weyerhaeuser, Mr. Corbin held senior positions at Crown Zellerbach Corporation, International Paper Company, and other firms during a 35-year career in wood products manufacturing and timberlands management. Mr. Corbin, 64, received his B.S. degree (forest products) from the University of Washington in 1964. He received a master of forestry degree emphasizing industrial administration from Yale University in 1965. He serves on various boards including the World Timber Fund, New Home Technologies, LLC, the Harvard Joint Center for Housing Studies policy advisory board, the University of Washington’s College of Fisheries and Oceanography, and the University of Washington Foundation.

MARGARET G. GILL Director since 1995

Former Senior Vice President-Legal, External Affairs and Secretary,
AirTouch Communications
a wireless communications company

Mrs. Gill served as Senior Vice President-Legal, External Affairs and Secretary of AirTouch Communications from January 1994 until July 1999, when AirTouch was acquired by Vodafone PLC. Prior to joining AirTouch she was, for 20 years, a partner in the law firm of Pillsbury, Madison & Sutro (now Pillsbury Winthrop) in San Francisco. From 1983 to 1993, she served as practice group manager and senior partner for the firm’s corporate securities group. Mrs. Gill earned her law degree in 1965 from Boalt Hall Law School, University of California at Berkeley, and holds a Bachelor of Arts degree from Wellesley College. Mrs. Gill, age 65, manages the Stephen and Margaret Gill Family Foundation, of which she is Board Chair and President. She is also President of the Board of Directors of the Episcopal Diocese of California, a Director and Chair of Episcopal Charities, and a trustee and executive committee member of the San Francisco Ballet. Mrs. Gill is a member of the Audit and Director Affairs Committees of the Board.

ROBERT JAUNICH II Director since 1992

Managing Director,
The Fremont Group
a private investment corporation

Mr. Jaunich joined The Fremont Group, a private investment corporation managing assets of $3.9 billion, in January 1991. He is Managing Director and member of the Boards of Directors and the Executive Committees of the Boards for Fremont’s principal entities, Fremont Group, L.L.C. and Fremont Investors Inc. He is also Managing Partner of Fremont Partners, L.P., which manages $1.8 billion targeted to make and oversee majority equity investments in operating companies representing a broad spectrum of industries. Additionally, he is a Director of Fremont Capital, Inc., an SEC/ NASD registered broker/ dealer. In addition to serving on the Board of the Company, Mr. Jaunich serves as Chairman of several corporations including Software Architects Inc., Juno Lighting, Inc. (NASDAQ), Nellson Nutraceutical Inc. and serves on the board of Kerr Group, Inc. He is President of the non-profit National Recreation Foundation and serves on the Advisory Council of Boys and Girls Clubs of the Peninsula. He is a life member of the World Presidents’ Organization and was a member of Young Presidents’ Organization (1980-1990). Mr. Jaunich, age 65, received a BA from Wesleyan University, Middletown, Connecticut and an MBA from Wharton Graduate School, University of Pennsylvania. He is Chairman of the Directors Affairs Committee and a member of the Finance Committee of the Board.

ADMIRAL HENRY H. MAUZ, JR. Director since 2005

U.S. Navy (Retired)
Pebble Beach, California

Admiral Mauz retired from active duty in 1994 after 35 years in the Navy, the last two-and-a-half of which were spent as Commander-in-Chief of the U.S. Atlantic Fleet, Norfolk, Virginia. As the Fleet’s top officer, Admiral Mauz oversaw an operating budget of $4.7 billion and an organization of 150,000 sailors, marines and civilians serving on 27 bases, 230 ships and 2,000 aircraft, representing over half of the Navy’s force structure. Admiral Mauz served between 1990 and 1992 as Deputy Chief of Naval Operations for Program Planning, where he was responsible for development of the Navy’s $75 billion budget and related strategic planning. Admiral Mauz, 68, graduated from the U.S. Naval Academy, Annapolis, Maryland, in 1959. He holds a postgraduate degree in electrical engineering from the Naval Postgraduate School and a master’s degree in business administration from Auburn University. Admiral Mauz also attended the Naval War College and the Air Force Command and Staff College. He serves on the Board of Directors of Texas Industries, Inc., a steel, cement, concrete and aggregates company. He serves on the Board of Advisors of Genex Technologies, Inc., an imaging technology firm; and on the Northrop Grumman Ship Systems Advisory Council. He is the President of the Naval Postgraduate School Foundation.

ROBERT P. WAYMAN Director since 1994

Interim Chief Executive Officer
and Chief Financial Officer,
Hewlett-Packard Company
a computer-manufacturing company

Mr. Wayman joined Hewlett-Packard Company in 1969. After serving in several accounting management positions, he was elected Vice President and Chief Financial Officer in 1984. He became a Senior Vice President in 1987 and an Executive Vice President in 1992. He was named Interim CEO in February 2005. Mr. Wayman, age 59, holds a bachelor’s degree in science engineering and a master’s degree in business administration from Northwestern University. He is a member of the Board of Directors of Hewlett-Packard Company and Sybase Inc. He is a member of the Policy Council of the Tax Foundation, the Financial Executives Institute, the Council of Financial Executives of the Conference Board, and the Advisory Board to the Northwestern University School of Business. He is Chairman of the Audit Committee and a member of the Compensation Committee of the Board.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS
      The following table sets forth information regarding beneficial ownership of the Company’s Common Stock and Series B Preferred Stock, as of February 1, 2005, by the directors, the executive officers identified in the Summary Compensation Table below and by the directors and executive officers as a group.

	Amount and Nature of	Percent of
Name of Beneficial Owner	Beneficial Ownership(1)	Class

John J. Anton(2)	0 Common
	0 Series B Preferred	*
William R. Corbin(2)	0 Common
	0 Series B Preferred	*
Gerald L. Detter(3)	412,125 Common
	301 Series B Preferred	*
Margaret G. Gill	26,157 Common
	0 Series B Preferred	*
Robert Jaunich II	39,494 Common
	0 Series B Preferred	*
W. Keith Kennedy, Jr.	83,214 Common
	0 Series B Preferred	*
Henry H. Mauz, Jr.(2)	0 Common
	0 Series B Preferred	*
David S. McClimon(4)	56,764 Common
	229 Series B Preferred	*
Michael J. Murray	30,391 Common
	0 Series B Preferred	*
John C. Pope	14,330 Common
	0 Series B Preferred	*
Gregory L. Quesnel(5)	300,980 Common
	287 Series B Preferred	*
Sanchayan C. Ratnathicam(6)	388,273 Common
	236 Series B Preferred	*
Robert D. Rogers	33,439 Common
	0 Series B Preferred	*
Eberhard G.H. Schmoller(7)	410,726 Common
	244 Series B Preferred	*
William J. Schroeder	22,272 Common
	0 Series B Preferred	*
Douglas W. Stotlar(8)	96,657 Common
	208 Series B Preferred	*
Peter W. Stott	6,359 Common
	0 Series B Preferred	*
Robert P. Wayman	25,954 Common
	0 Series B Preferred	*
Chelsea C. White III	6,359 Common
	0 Series B Preferred	*
John H. Williford(9)	292,913 Common
	208 Series B Preferred	*
All directors and executive officers as a group (23 persons)(10)	2,284,251 Common
	1,939 Series B Preferred	4.2%

*	Less than one percent of the Company’s outstanding shares of Common Stock.

(1)	Represents shares as to which the individual has sole voting and investment power (or shares such power with his or her spouse). The shares shown for non-employee directors include the following number of shares of restricted stock and number of shares which the non-employee director has the right to acquire within 60 days of February 1, 2005 because of vested stock options: Mrs. Gill, 2,257 and 18,127; Mr. Jaunich, 2,257 and 17,479; Mr. Murray, 2,257 and 16,697; Mr. Pope, 1,892 and 10,438; Mr. Rogers, 2,257 and 22,608; Mr. Schroeder, 2,257 and 9,332; Mr. Stott, 810 and 5,729; Mr. Wayman, 2,257 and 17,485; and Professor White, 810 and 5,729. The restricted stock and stock options were awarded under and are governed by the Amended and Restated Equity Incentive Plan for Non-Employee Directors. The shares shown for Dr. Kennedy include 20,000 shares of restricted stock which were awarded under and are governed by the terms of the CNF Inc. 1997 Equity and Incentive Plan, as amended, and 7,257 shares of restricted stock and 46,131 shares which Dr. Kennedy has the right to acquire within 60 days of February 1, 2005 because of vested stock options, all of which were awarded under and are governed by the 2003 Equity Incentive Plan for Non-Employee Directors.

(2)	Mr. Anton, Mr. Corbin, and Admiral Mauz were appointed to the Company’s Board of Directors in March, 2005.

(3)	The shares shown include 298,999 shares which Mr. Detter has the right to acquire within 60 days of February 1, 2005 because of vested stock options. In addition to the holdings described in the above table, Mr. Detter also holds 30,452 phantom stock units under the Company’s Deferred Compensation Plan for Executives. Mr. Detter resigned as an officer effective December 6, 2004 but remains as an employee Advisor.

(4)	The shares shown include 55,786 shares which Mr. McClimon has the right to acquire within 60 days of February 1, 2005 because of vested stock options.

(5)	The shares shown include 275,000 shares which Mr. Quesnel has the right to acquire within 60 days of February 1, 2005 because of vested stock options. Mr. Quesnel retired as an officer and resigned as an Director effective July 1, 2004.

(6)	The shares shown include 354,100 shares which Mr. Ratnathicam has the right to acquire within 60 days of February 1, 2005 because of vested stock options. In addition to the holdings described in the above table, Mr. Ratnathicam also holds 1,593 phantom stock units under the Company’s Deferred Compensation Plan for Executives. Mr. Ratnathicam is retiring as an officer effective March 31, 2005.

(7)	The shares shown include 367,774 shares which Mr. Schmoller has the right to acquire within 60 days of February 1, 2005 because of vested stock options. Mr. Schmoller retired as an officer effective December 28, 2004.

(8)	The shares shown include 55,758 shares which Mr. Stotlar has the right to acquire within 60 days of February 1, 2005 because of vested stock options. In addition to the holdings described in the above table, Mr. Stotlar also holds 5,321 phantom stock units under the Company’s Deferred Compensation Plan for Executives.

(9)	The shares shown include 179,500 shares which Mr. Williford has the right to acquire within 60 days of February 1, 2005 because of vested stock options.

(10)	The shares shown include 1,791,822 shares which all directors and executive officers as a group have the right to acquire within 60 days of February 1, 2005 because of vested stock options.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CERTAIN BOARD COMMITTEES
Director Independence
      The Board of Directors has determined that each incumbent director, other than W. Keith Kennedy, Jr., is an independent director under the New York Stock Exchange listing standards. In making such determination as to Robert P. Wayman, the Board considered all of the relevant facts and circumstances relating to the services provided by the Company and its subsidiaries to Hewlett-Packard Company, of which Mr. Wayman is Interim Chief Executive Officer and Chief Financial Officer, and concluded that such services do not constitute a material relationship between Mr. Wayman and the Company. Dr. Kennedy is not an independent director at the present time due to his service as Interim Chief Executive Officer of the Company.
Board Meetings; Executive Sessions of Non-Management Directors
      During 2004, the Board of Directors held eleven meetings. Each incumbent director attended at least 75% of all meetings of the Board and the committees of the Board on which he or she served.
      Non-management members of the Board of Directors meet in executive session on a regularly scheduled basis. Neither the Chief Executive Officer nor any other member of management attends such meetings of non-management directors. Robert D. Rogers has been chosen as the “Lead Non-Management Director” to preside at such executive sessions. For information regarding how to communicate with the Lead Non-Management Director and other members of the Company’s Board of Directors, see “Communications with Directors” on page 15.
Standing Committees
      The Board of Directors currently has the following standing committees: Audit Committee, Compensation Committee, Director Affairs Committee and Finance Committee, the members of which are shown in the table below. The Finance Committee, which generally reviews and makes recommendations to the Board regarding financial matters affecting the Company, met three times during 2004. Each of the Audit, Compensation and Directors Affairs Committees is governed by a charter, current copies of which are available on the Company’s corporate website at www.cnf.com under the headings “Investor Relations/ Corporate Governance.” Copies of the charters are also available in print to shareholders upon request, addressed to the Corporate Secretary at 3240 Hillview Avenue, Palo Alto, California 94304. In addition, a copy of the Audit Committee charter is attached as Appendix A to the Company’s 2004 Proxy Statement.

Director
	Audit		Compensation		Affairs		Finance
irector

John J. Anton**
William R. Corbin**
Margaret G. Gill	X				X
Robert Jaunich II					X	*	X
W. Keith Kennedy, Jr.**
Michael J. Murray	X		X	*
John C. Pope	X						X
Henry H. Mauz, Jr.**
Robert D. Rogers					X		X	*
William J. Schroeder	X		X
Peter W. Stott					X		X
Robert P. Wayman	X	*	X
Chelsea C. White III			X				X

X	current member

*	chair

**	Dr. Kennedy was appointed Interim Chief Executive Officer in June 2004, and at that time resigned from each standing Board Committee on which he was serving. Mr. Anton, Mr. Corbin and Admiral Mauz were appointed to the Board in March 2005 and have not yet been appointed to serve on Board Committees.
      Descriptions of the Audit, Compensation and Director Affairs Committees follow:
      Audit Committee: The Audit Committee assists the Board in its oversight of matters involving the accounting, auditing, financial reporting, and internal control functions of the Company. The Committee receives reports on the work of the Company’s outside auditors and internal auditors, and reviews with them the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures. Pursuant to Board policy, the Company’s Chief Executive Officer, Chief Financial Officer, Controller and General Counsel are required to promptly notify the Chair of the Audit Committee upon receiving complaints regarding accounting, internal control and auditing matters involving the Company.
      Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Board has determined that each of Mr. Wayman and Mr. Pope qualifies as an “audit committee financial expert” as such term is defined in rules adopted by the Securities and Exchange Commission. The Board has determined that Mr. Pope’s service on the audit committees of more than three public companies does not impair his ability to effectively serve on the Company’s Audit Committee. The Committee met fifteen times during 2004.
      Compensation Committee: The Compensation Committee approves the salary and other compensation of the Chief Executive Officer of the Company and of certain other executive officers and key employees. The Committee also oversees the administration of the Company’s short-term and long-term incentive compensation plans, oversees grants of stock options and other awards under the Company’s 1997 Equity and Incentive Plan, and reviews the retirement and benefit plans of the Company and its domestic subsidiaries for non-contractual employees. Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Committee met six times during 2004.

      Director Affairs Committee: The functions of the Director Affairs Committee include the following:

•	identifying and recommending to the Board individuals qualified to serve as directors of the Company;

•	recommending to the Board directors to serve on committees of the Board;

•	advising the Board with respect to matters of Board composition and procedures;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company and overseeing corporate governance matters generally;

•	overseeing the annual evaluation of the Board and the Company’s management; and

•	reviewing and recommending to the Board the compensation for non-employee members of the Board (including the Chairman, if a non-employee).
      Each Committee member has been determined to be an independent director under the New York Stock Exchange listing standards. The Director Affairs Committee met four times during 2004.
      The Director Affairs Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Director Affairs Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Director Affairs Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	the name of the shareholder and evidence of the person’s ownership of Company stock; and

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if selected by the Director Affairs Committee and nominated by the Board.
      The shareholder recommendation and information described above must be sent to the Corporate Secretary at 3240 Hillview Avenue, Palo Alto, California 94304. The Director Affairs Committee will accept recommendations of director candidates throughout the year; however, in order for a recommended director candidate to be considered for nomination to stand for election at an upcoming annual meeting of shareholders, the recommendation must be received by the Corporate Secretary not less than 120 days prior to the anniversary date of the Company’s most recent annual meeting of shareholders.
      The Director Affairs Committee believes that the minimum qualifications for serving as a director of the Company are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of the Company and have a reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Director Affairs Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and the Company. The Director Affairs Committee also seeks to have the Board represent a diversity of backgrounds and experience.
      The Director Affairs Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who would be good candidates for service on the Board. The Director Affairs Committee also, from time to time, may engage firms that specialize in identifying director candidates. As described above, the Committee will also consider candidates recommended by shareholders.

      Once a person has been identified by the Director Affairs Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Director Affairs Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Director Affairs Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder.
Communications with Directors
      Any shareholder or other interested party desiring to communicate with any director (including the Lead Non-Management Director and the other non-management directors) regarding the Company may directly contact any director or group of directors by submitting such communications in writing to the director or directors in care of the Corporate Secretary, 3240 Hillview Avenue, Palo Alto, California 94304.
      All communications received as set forth in the preceding paragraph will be opened by the Corporate Secretary for the sole purpose of determining whether the contents represent a message to the Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group of directors, the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group to which the envelope is addressed.
Policy Regarding Director Attendance at Annual Meetings of Shareholders
      The Company’s policy regarding director attendance at the Annual Meeting of Shareholders is for the Chairman of the Board of Directors and the Chief Executive Officer (if different from the Chairman) to attend in person, and for other directors to attend in person or electronically. The Chairman of the Board and the Chief Executive Officer attended the Company’s 2004 Annual Meeting of Shareholders in person and six of ten other Directors attended telephonically.
Authority to Retain Advisors
      The Board of Directors and each Committee of the Board is authorized, as it determines necessary to carry out its duties, to engage independent counsel and other advisors. The Company compensates, or provides adequate funding to the Board or the applicable Committee for the payment of compensation to, any such independent counsel or other advisor.
Codes of Ethics; Corporate Governance Guidelines
      The Board of Directors has adopted a Code of Ethics for Chief Executive and Senior Financial Officers, including the Chief Financial Officer and Controller. The Board of Directors also has adopted a Code of Business Conduct applicable to all directors, officers and employees and

Corporate Governance Guidelines. Current copies of the Code of Ethics, Code of Business Conduct, and Corporate Governance Guidelines are available on the Company’s corporate website at www.cnf.com under the headings “Investor Relations/ Corporate Governance.” Copies are also available in print to shareholders upon request, addressed to the Corporate Secretary at 3240 Hillview Avenue, Palo Alto, California 94304. The Company intends to satisfy any disclosure requirements regarding an amendment to, or waiver from, the Code of Ethics by posting such information on the Company’s website at www.cnf.com.

COMPENSATION OF DIRECTORS
      During 2004, Donald E. Moffitt served as Chairman of the Board until his retirement on January 26, 2004, at which time Dr. Kennedy succeeded Mr. Moffitt as Chairman. During 2004, Mr. Moffitt received a cash retainer of $10,833 for his service as Chairman, and Dr. Kennedy received a cash retainer of $292,500 for his service on the Board, initially as Vice Chairman and then as Chairman. Commencing October 1, 2004, Dr. Kennedy also received compensation in his capacity as interim Chief Executive Officer. (See “CEO Compensation” in the Compensation Committee Report commencing on page 25.) In addition, Mr. Moffitt and Dr. Kennedy received the awards of restricted stock and stock options, Board meeting fees and other benefits described below.
      Each director, other than Mr. Moffitt and Dr. Kennedy, was paid an annual retainer of $30,000. The directors were also paid $1,500 per Board meeting attended and $1,000 per Committee meeting attended. In addition, the Chairpersons of the following Committees of the Board were paid the following annual Chair fees: Audit, $10,000; Compensation and Director Affairs, $8,000; and Finance, $5,000. Directors are also provided with Directors Travel Group Accident Insurance, including Accidental Death & Dismemberment, and, in addition, are reimbursed for travel expenses incurred for attending Board and Committee meetings.
      Directors may elect to defer payment of their fees. Payment of any deferred amount and interest equivalents accrued thereon will be paid in a lump sum or in installments beginning no later than the year following the director’s final year on the Board.
      Awards of restricted stock and stock options have been made from time to time to non-employee directors, initially under the Equity Incentive Plan for Non-Employee Directors, as amended and restated in 1995 and subsequently under the 2003 Equity Incentive Plan for Non-Employee Directors (the “2003 Plan”). Each of these plans was approved by the Company’s shareholders.
      In 2004, each non-employee director serving on the Board on January 1 received a restricted stock grant under the 2003 Plan having a fair market value of $25,000 and a grant of options for 2,500 shares of the Company’s Common Stock. In addition, upon joining the Board in February 2004, Messrs. Stott and White each received a restricted stock grant under the 2003 Plan having a fair market value of $25,000 and a grant of options for 6,250 shares of the Company’s Common Stock.
      The Company has a policy pursuant to which it will match, on a dollar-for-dollar basis up to $5,000 for all contributions during a calendar year, contributions made by eligible employees and members of the Company’s Board of Directors to qualifying educational institutions. During 2004, the Company made matching contributions of $2,000 and $5,000, respectively, on behalf of Dr. Kennedy and Robert Alpert. Mr. Alpert retired from the Board in April 2004.
      In January 2005, the Board of Directors, based upon advice from an outside compensation consultant and the recommendation of the Director Affairs Committee, revised the compensation payable to directors. Commencing in 2005, each director will receive an annual cash retainer of $70,000. In addition, the Chairman of the Board may receive a supplemental cash retainer, although Dr. Kennedy will not receive any compensation in his capacity as Chairman and a member of the Board for as long as he continues to serve as Interim Chief Executive Officer.
      The chair of the Company’s Audit Committee will receive an annual chair cash retainer of $15,000, and the chairs of the Compensation, Director Affairs and Finance Committees each will receive an annual chair cash retainer of $8,000. Each member of the Audit Committee, other than the chair, will also receive an additional committee retainer of $5,000. Each of the retainers described above are payable quarterly in advance. Directors will no longer receive any fees for attending Committee or Board meetings.
      Each non-employee director will receive a grant of restricted stock having a value at the time of grant of $195,000 (3 years at $65,000 per year) in the year that the director is elected or re-elected to the Board, and will not receive a restricted stock grant under this program in the subsequent two years. Each such grant of restricted stock will be granted in April (following election or re-election to the Board) and will vest one-third per year, commencing on the anniversary date of the grant, or earlier upon the occurrence of certain events such as death, disability, retirement or a Change in Control. Directors not standing for election at this annual meeting will receive transitional grants of restricted stock valued at $65,000 for Class III Directors and $130,000 for Class I Directors. Such grants will vest ratably over the remainder of their current term as a Director.

CERTAIN LITIGATION
      On September 24, 2003, a derivative action was filed by a shareholder plaintiff purportedly on the Company’s behalf in the Superior Court for the County of San Mateo, California (the “Derivative Action”). The Derivative Action named the Company as a nominal defendant and certain current and former officers and directors of the Company, Emery Worldwide Airlines, Inc. (“EWA”) and Menlo Worldwide Forwarding, Inc. (formerly known as Emery Air Freight Corporation) (“MWF”) as individual defendants. The complaint generally alleged that past and present members of the Company’s Board of Directors failed to require present and former officers of the Company, MWF and EWA to maintain and enhance the air freight business of MWF and air and postal operations of EWA. Defendants’ alleged failure to do so, the plaintiff asserted, resulted in a breach of fiduciary duty, gross mismanagement, abuse of control and the waste of corporate assets when the Company caused EWA to incur civil fines assessed by regulatory agencies, halted EWA’s operations and took restructuring charges instead of selling EWA as a going concern. The Derivative Action sought unspecified monetary damages and other relief against the individual defendants, but did not seek any damages or other relief against the Company. In accordance with the indemnification provisions in the Company’s bylaws, the Company advanced to the individual defendants certain attorneys’ fees and expenses incurred by them in connection with the Derivative Action.
      On November 5, 2004, the Court granted preliminary approval to a settlement negotiated by the parties, and on February 4, 2005, the Court gave final approval of the settlement. The Court’s final judgment of dismissal with prejudice is subject to a 60-day appeals period. Under the terms of the settlement, the Company agreed to adopt certain corporate governance measures and to pay plaintiffs’ attorneys fees of $1,250,000. Payment of the attorneys’ fees is covered by the Company’s directors’ and officers’ liability insurance.

COMPENSATION OF EXECUTIVE OFFICERS
I.     SUMMARY COMPENSATION TABLE
      The following table sets forth the compensation received by the Company’s Interim Chief Executive Officer, former Chief Executive Officer and the other current or former executive officers, for whom disclosure is required, for the three fiscal years ended December 31, 2004. As used in this Proxy Statement, “Named Executives” means the persons identified in this Summary Compensation Table.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts
				Other
				Annual	Restricted	Securities		All Other
				Compen-	Stock	Underlying	LTIP	Compen-
			Bonus	sation	Awards	Options/	Payouts	sation
Name and Principal Position(s)	Year	Salary($)	(6)($)	(7)($)	(8)($)	SAR’s(#)	(9)($)	(10)($)

W. Keith Kennedy, Jr.	2004	$187,500	$1,000,000	$0	$799,200	0/0	$0	$0
Chairman of the Board and Interim	2003	0	0	0	0	0/0	0	0
Chief Executive Officer(1)	2002	0	0	0	0	0/0	0	0

Gregory L. Quesnel	2004	$397,109	$514,110	$13,430	$0	0/0	$456,268	$429,404
President and Chief	2003	748,176	0	83,752	986,100	0/0	0	8,812
Executive Officer(2)	2002	712,504	2,137,512	75,269	0	146,000/0	0	3,000

Gerald L. Detter(3)	2004	$540,296	$890,380	$0	$0	0/0	$587,130	$15,436
Senior Vice President	2003	519,896	446,577	49,992	723,140	0/0	0	7,993
	2002	495,092	691,204	61,353	1,612,500	25,000/0	0	4,524

David S. McClimon(3)	2004	$336,084	$263,841	$0	$0	0/0	$249,237	$4,174
	2003	317,390	125,702	0	0	20,500/0	0	3,750
	2002	273,826	206,768	0	0	14,000/0	0	39,344

Sanchayan Ratnathicam	2004	$449,493	$437,727	$0	$0	0/0	$0	$9,018
Senior Vice President	2003	441,012	0	13,658	591,660	0/0	0	7,403
and Chief Financial Officer(4)	2002	425,048	956,358	26,268	0	45,000/0	0	4,390

Eberhard G.H. Schmoller	2004	$382,504	$369,701	$5,093	$0	0/0	$126,138	$1,014,087
Senior Vice President,	2003	372,476	0	58,488	591,660	0/0	0	10,242
General Counsel and Secretary(5)	2002	359,008	807,768	71,078	0	45,000/0	0	4,034

Douglas W. Stotlar(3)	2004	$339,451	$301,070	$0	$1,481,100	40,000/0	$235,413	$97,604
Senior Vice President	2003	322,984	125,448	0	0	13,500/0	0	3,364
	2002	274,480	185,901	0	322,500	16,000/0	0	3,000

John H. Williford(3)	2004	$508,376	$337,080	$0	$1,413,000	0/0	$0	$4,814
Senior Vice President	2003	498,764	0	4,515	723,140	0/0	0	4,247
	2002	473,578	643,115	6,699	806,250	50,000/0	0	3,000

(1)	In addition to the compensation set forth in the table above, in 2004 Dr. Kennedy also received a cash retainer of $292,500, grants of stock options and restricted stock, and certain other compensation in his capacity as Vice Chairman, and then Chairman, of the Board of Directors. See “Compensation of Directors,” commencing on page 17.

(2)	Mr. Quesnel served as President and Chief Executive Officer until his retirement on July 1, 2004. He was succeeded by Dr. Kennedy, who was appointed interim Chief Executive Officer.

(3)	Mr. Detter retired during 2004 from his position as President and Chief Executive Officer of Con-Way Transportation Services, Inc., the Company’s regional full-service trucking subsidiary, in December 2004. He continues to serve as an Advisor to the Company. He was succeeded as President and Chief Executive Officer of Con-Way Transportation Services, Inc. by Mr. Stotlar. Mr. McClimon is President and Chief Executive Officer of Con-Way Central Express, a division of Con-Way Transportation Services, Inc. He is not an officer of CNF Inc. Mr. Williford is also President and Chief Executive Officer of Menlo Worldwide, LLC, the Company’s supply chain management subsidiary.

(4)	Mr. Ratnathicam has announced that he will retire from his position as Senior Vice President and Chief Financial Officer, effective March 31, 2005.

(5)	Mr. Schmoller retired from his position as Senior Vice President, General Counsel and Secretary, effective December 28, 2004.

(6)	The amounts shown in this column reflect payments under the Company’s short-term incentive compensation plans in which all regular, full-time, non-contractual employees of the Company are eligible to participate. They reflect, in the case of Messrs. Detter and Williford (for 2004 and 2002 only), special incentive compensation payments made under the Company’s short-term incentive compensation plans in which only those Named Executives are eligible to participate. They also reflect, in the case of Dr. Kennedy, a discretionary cash bonus of $1,000,000 which he received in 2005 for his performance and achievements in 2004.

(7)	Amounts shown for 2004 in this column include gifts presented to Mr. Quesnel at retirement having an aggregate value of $13,328.43 and Long-Term Incentive Plan interest earned and deferred for Messrs. Quesnel and Schmoller of $102 and $5,093, respectively.

(8)	At the end of 2004, based upon the closing price of the Company’s common stock on December 31, 2004 ($50.10), Dr. Kennedy held 27,619 restricted shares valued at $1,383,712; Mr. Detter held 72,000 restricted shares valued at $3,607,200; Mr. Ratnathicam held 18,000 restricted shares valued at $901,800; Mr. Stotlar held 40,000 restricted shares valued at $2,004,000; and Mr. Williford held 107,000 restricted shares valued at $5,360,700. Dividends are paid on all shares of restricted stock.

In 2002, 50,000 shares of non-performance restricted stock were granted to Mr. Detter and are scheduled to vest as follows: 25,000 shares on January 1, 2005 and 25,000 shares on January 1, 2006. Also in 2002, 10,000 shares and 25,000 shares of non-performance restricted stock were granted to Mr. Stotlar and Mr. Williford, respectively, all of which are scheduled to vest on January 1, 2006.

In 2003, Messrs. Quesnel, Detter, Ratnathicam, Schmoller and Williford received grants of non-performance restricted stock in the amounts of 30,000, 22,000, 18,000, 18,000 and 22,000 shares, respectively. The grants are scheduled to vest 25% per year beginning January 1, 2005 and continuing on January 1 of each of the following three years; however, the grants to Messrs. Quesnel and Schmoller were forfeited upon their retirements in 2004, and the unvested portion of the award to Mr. Ratnathicam will be forfeited upon his retirement on March 31, 2005.

All restricted stock granted to Mr. Detter that has not yet vested will continue to vest in accordance with its terms for so long as Mr. Detter continues to serve as an Advisor to the Company.

In 2004, Dr Kennedy received non-performance restricted stock grants of 737 shares and 5,000 shares under the 2003 Equity Incentive Plan for Non-Employee Directors that are scheduled to vest on January 1, 2009 and March 22, 2009, respectively. Following his appointment as Interim Chief Executive Officer, he also received a non-performance restricted stock grant of 20,000 shares under the 1997 Equity and Incentive Plan that is scheduled to vest 20% per year beginning on September 27, 2005 and annually thereafter through September 27, 2009. Mr. Stotlar received a non-performance restricted stock grant of 30,000 shares that is scheduled to vest one-third per year beginning on January 1, 2007 and annually thereafter through January 1, 2009. Mr. Williford received a non-performance restricted stock grant of 30,000 shares that is scheduled to vest one-third per year beginning on January 1, 2006 and annually thereafter through January 1, 2008.

(9)	Amounts shown in this column reflect payments earned by the Named Executives for awards granted under the Company’s Value Management Plans. Payments as shown above for Messrs. Detter, McClimon and Stotlar for 2004 are for the three-year Value Management award cycle commencing January 1, 2002 and ending December 31, 2004. Payments as shown above for Messrs. Quesnel and Schmoller are for the Value Management Plan award cycle commencing January 1, 2004 and ending December 31, 2006, based on the Company’s performance through the end of 2004, the calendar year in which they retired. No payments were made to any of the Named Executives for the three-year Value Management Plan award cycle commencing January 1, 2000 and ending December 31, 2002, or for the three-year Value Management Plan award cycle commencing January 1, 2001 and ending December 31, 2003.

(10)	Amounts shown for 2004 in this column include:

(a)	Supplemental Excess Retirement Plan payment to Mr. Quesnel of $268,609.

(b)	Stock Appreciation Rights payment to Mr. Quesnel of $2,892 on October 1, 2004 based on his previous election to receive quarterly installments for five years upon his retirement.

(c)	Personal Time Off payments in conjunction with their retirements, to Messrs. Quesnel and Schmoller of $150,954 and $121,771, respectively.

(d)	Severance payment to Mr. Schmoller of $850,000.

(e)	Stay Pay to Mr. Stotlar of $94,000.

(f)	Compensation for Mr. Schmoller of $30,299 as a result of his receiving his company automobile upon retirement.

(g)	Payments by the Company for premiums for taxable basic and/or supplemental group life insurance on behalf of Messrs. Quesnel, Detter, McClimon, Ratnathicam, Schmoller, Stotlar and Williford of $3,874, $12,361, $1,099, $5,943, $8,943, $529, and $1,739, respectively.

(h)	Company contributions to the Thrift and Stock Plan accounts of each of the Named Executives (other than Dr. Kennedy) of $3,075 each.
In addition to the compensation set forth in the table above, the Company provides certain additional compensation, perquisites and benefits to the Named Executives (other than Dr. Kennedy), including participation in the Company’s defined benefit pension plan and supplemental excess retirement plan; use of a company car; a Company-paid annual executive physical examination; annual tax planning and preparation services in an amount of up to $4,500; lifetime financial and estate planning services of up to $6,000; matching charitable contributions of up to $5,000 annually; and base Long-Term Care Insurance benefits.

II.     OPTION/ SAR GRANTS TABLE
Option/ SAR Grants in Last Fiscal Year

	Individual Grants(1)

	Numbers of	% of Total
	Securities	Options/SAR’s			Grant Date
	Underlying	Granted to	Exercise or		Present
	Options/SAR’s	Employees in	Base Price	Expiration	Value
Name	Granted (#)(2)	Fiscal Year(3)	($/Shares)	Date	(4)($)

W. Keith Kennedy, Jr.(5)	00/0	0.00%	NA	NA	$0
Gregory L. Quesnel	00/0	0.00%	NA	NA	0
Gerald L. Detter	00/0	0.00%	NA	NA	0
David S. McClimon	8,400/0	2.55%	$46.02	01/24/15	160,944
Sanchayan C. Ratnathicam	15,500/0	4.71%	46.02	01/24/15	298,980
Eberhard G.H. Schmoller	00/0	0.00%	NA	NA	0
Douglas W. Stotlar	40,000/0	12.16%	33.90	12/17/14	828,400
John H. Williford	35,500/0	10.79%	46.02	01/24/15	680,180

(1)	No SARs were issued in 2004. In 2004, the Compensation Committee decided to change the date of annual stock option grants and other awards to executives from December to January. As a result, with the exception of the 40,000 share option grant to Mr. Stotlar, which was made in December 2004 upon his promotion, the options shown above were granted in January 2005. Future stock option grants and other long-term incentive awards will be reflected in the Compensation Committee Report and Proxy Statement covering compensation for the year in which the award is granted, rather than for the prior year, as was done in the table above.

(2)	All options become exercisable at the times described below, or earlier upon a change in control of the Company: options granted to Mr. Stotlar on December 17, 2004 and to Messrs. McClimon, Ratnathicam, and Williford on January 24, 2005 become exercisable one-third per year, commencing on January 1, 2006 and on the second and third anniversaries of that date.

(3)	For purposes of this column, all options granted in January 2005 (for a total of 278,200 shares) were treated as granted in 2004.

(4)	Present value based on modified Black-Scholes option pricing model, which assumes option exercise prices equal to the fair market values on the dates of grant and the following additional assumptions: (i) for grants expiring on December 17, 2014, (A) option term equals 5.76 years (based on historical option exercise experience, rather than actual option term of 10 years); (B) volatility equals 0.4459; (C) weighted average risk-free interest rate equals 3.78%; and (D) estimated future average dividend yield equals 1.18%; and (ii) for grants expiring on January 24, 2015, (A) option term equals 5.70 years (based on historical option exercise experience, rather than actual option term of 10 years); (B) volatility equals 0.4465; (C) weighted average risk-free interest rate equals 3.53%; and (D) estimated future average dividend yield equals 1.18%.

The Company’s use of this model should not be construed as an endorsement of its accuracy in valuing options. The Company’s executive stock options are not transferable so the “present value” shown is not currently realizable by the executive. Future compensation resulting from option grants will ultimately depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise.

(5)	Dr. Kennedy received stock option grants in his capacity as a member of the Board of Directors. See “Compensation of Directors” commencing on page 17.

III.     OPTION/ SAR EXERCISES AND YEAR-END VALUE TABLE
Aggregated Option/ SAR Exercises in Last Fiscal Year and
Fiscal-Year End Option/ SAR Values
      The following table provides information on option/ SAR exercises in 2004 by the Named Executives and the value of such officers’ unexercised options/ SARs at December 31, 2004.

			Number of Securities
	Shares		Underlying Unexercised	Value of Unexercised In-the-
	Acquired on		Options/SARs at	Money Options/SARs at
	Exercise	Value	FY-End (#)	FY-End ($)(2)(3)(4)(5)
Name	(#)(1)	Realized($)	Exercisable/Unexercisable	Exercisable/Unexercisable

W. Keith Kennedy, Jr.	0	$0	43,756/6,709	$721,255/$120,776
Gregory L. Quesnel	866,312	15,937,742	335,000/0	8,001,938/0
Gerald L. Detter	0	0	254,748/121,752	4,992,464/2,886,530
David S. McClimon	0	0	42,686/49,725	929,757/1,061,847
Sanchayan C. Ratnathicam	0	0	307,349/125,086	6,802,687/2,877,980
Eberhard G. H. Schmoller	22,352	363,923	367,774/0	8,317,617/0
Douglas W. Stotlar	0	0	41,758/83,042	825,949/927,184
John H. Williford	60,000	858,589	192,116/148,002	3,777,908/3,424,955

(1)	The shares shown in this column were sold immediately following exercise.

(2)	Dr. Kennedy has 43,756 exercisable options valued at $721,255; 6,708 unexercisable options valued at $120,776; and no SARs. Mr. Quesnel has 335,000 exercisable options valued at $8,001,938; no unexercisable options; and no SARs (all options became exercisable and all SARs were considered exercised on 7/2/2004, following his retirement). Mr. Detter has 254,748 exercisable options valued at $4,992,464; 121,752 unexercisable options valued at $2,886,530; and no SARs. Mr. McClimon has 42,686 exercisable options valued at $929,757; 49,725 unexercisable options valued at $1,061,847; and no SARs. Mr. Ratnathicam has 307,349 exercisable options valued at $6,802,687; 125,086 unexercisable options valued at $2,877,980; and no SARs. Mr. Schmoller has 367,774 exercisable options valued at $8,317,617; no unexercisable options, and no SARs (all options became exercisable and all SARs were considered exercised on 12/28/2004, following his retirement). Mr. Stotlar has 41,758 exercisable options valued at $825,949; 83,042 unexercisable options valued at $927,184; and no SARs. Mr. Williford has 192,116 exercisable options valued at $3,777,908; 148,002 unexercisable options valued at $3,424,955; and no SARs. The value of outstanding SARs was fixed as described in footnote 5 below when the Company’s SAR plan was terminated on March 31, 1990.

(3)	Based on the closing stock price of $50.10 on December 31, 2004.

(4)	Numbers shown reflect the value of options granted at various times over a ten-year period.

(5)	The Company’s Incentive Compensation Stock Appreciation Rights Plan (“SAR Plan”) was terminated on March 31, 1990, although payments are being made to participants based on prior awards under the SAR Plan. As both remaining participants, Messrs. Quesnel and Schmoller, retired in 2004, their SAR Plan awards became payable at the time of their retirement, based on prior payout elections.

IV.     LONG-TERM INCENTIVE PLAN AWARDS TABLE
      The following table sets forth information regarding awards made to the Named Executives in 2004 under the Company’s Value Management Plan. Except for such awards, no long-term incentive plan awards were made to the Named Executives in 2004.

	Target Number	Performance
	of Shares,	or Other	Estimated Future Payouts under the
	Units or Other	Period Until	Value Management Plan(1)
	Rights	Maturation or
Name	(% of Salary)	Payout	Threshold($)	Target($)	Maximum($)

W. Keith Kennedy, Jr.(2)	NA	NA	NA	NA	NA
Gregory L. Quesnel(3)	132.0%	12/31/06	0	987,592	1,975,185
Gerald L. Detter	96.0%	12/31/06	0	518,684	1,037,368
David S. McClimon	50.0%	12/31/06	0	165,100	330,200
Sanchayan C. Ratnathicam	73.3%	12/31/06	0	323,262	646,524
Eberhard G.H. Schmoller(3)	73.3%	12/31/06	0	273,025	546,050
Douglas W. Stotlar	50.0%	12/31/06	0	168,142	336,284
John H. Williford	96.0%	12/31/06	0	478,833	957,665

(1)	Target payouts are made if the Total Business Return (TBR) for the applicable award period is equal to a specified target percentage (differs by executive). For TBR below the target percentage, the payouts decrease on a pro rata basis and drop to zero at a specified threshold percentage. For TBR above the target percentage, the payouts increase on a pro rata basis, up to a maximum of twice the target payout at a specified superior percentage.

(2)	Dr. Kennedy is not a participant in the Value Management Plan.

(3)	Messrs. Quesnel and Schmoller received payments of $456,268 and $126,138, respectively, for their Value Management Plan awards for the 2004-2006 cycle. Under the terms of the Value Management Plan, each of Messrs. Quesnel and Schmoller was entitled to receive a payment for the 2004-2006 award cycle based on the Company’s performance for 2004, the year in which he retired.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
To the Board of Directors:
      The Compensation Committee of the Board of Directors oversees the Company’s executive compensation program, the purpose of which is to: (a) align the Company’s rewards strategy with its business objectives; (b) support a culture of strong performance; and (c) attract, retain and motivate highly talented executives.
      Executive compensation consists of three components: base salary, short-term incentive compensation, and long-term incentive compensation. The Company has put a significant portion of total compensation for all executives “at risk” through short-term and long-term incentive compensation. It is the Company’s policy to tie a greater portion of an executive’s total compensation to performance of the Company and its subsidiaries than is the case for Company employees generally. In keeping with the general policy of pay for performance, an even greater portion of the total compensation for the executives named in the Summary Compensation Table on page 19 (“Named Executives”) is tied to performance than is the case for Company executives generally.
      Each year the Committee reviews a report by an independent executive compensation consultant engaged by the Committee. The consultant compares the Company’s executive compensation to the compensation of similar executives at companies considered to be the Company’s most direct competitors for executive talent. The comparison covers all aspects of compensation: base salaries, annual incentive bonuses and long-term incentive awards. In 2003 (for purposes of determining 2004 compensation), the executive compensation paid to the Named Executives (other than Messrs. Stotlar and McClimon) was compared to compensation paid to top executives by the companies that comprise the Dow Jones Transportation Average (“DJTA”), while the executive compensation paid to the Company’s other executives was reviewed against surveys of executive compensation paid to similar executives in general industry, taking into account the Company’s size compared to those companies. With respect to executives other than the Named Executives, the Compensation Committee believes that this general industry peer group, rather than the DJTA companies that comprise the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement, better reflects the Company’s most direct competitors for executive talent.
      As part of the 2003 engagement (for 2004 compensation), the independent consultant concluded that, taken together, the elements of the Company’s executive compensation package deliver pay opportunities that are within competitive market norms and consistent with the Company’s pay-for-performance philosophy as outlined below.
Base Salary
      The Company’s policy is to target base salaries that are at the 50th percentile of salaries paid by companies in the compensation peer group, although actual base salaries may vary from target base salaries based upon individual performance, experience and time in position. For 2004, the Committee determined that the base salaries of two executive officers should be increased. As a result, at the beginning of 2004, among the Named Executives, Messrs. Detter and Stotlar each received a salary increase of 4.0%. In addition, Mr. Stotlar received a 26.4% salary increase upon his promotion to President and Chief Executive Officer of Con-Way Transportation Services, Inc. in December 2004.
      The base salaries for all Named Executives, other than Dr. Kennedy and Mr. Quesnel, were approved by the Committee. Mr. Quesnel served as Chief Executive Officer until July 1, 2004, and

Dr. Kennedy has served as interim Chief Executive Officer since that date. Their compensation is discussed below under “CEO Compensation.”
Short-Term Incentive Compensation
      The Company’s policy is to pay short-term incentive compensation which, at the target performance level, is at the 60th percentile of short-term incentive compensation paid by companies in the compensation peer group. The Company’s short-term incentive compensation plans are reviewed and approved annually by the Committee. The plans are then incorporated into the Company’s business plan for the ensuing year and presented to the Board of Directors for approval and adoption. These plans provide for annual awards to regular, full-time, non-contractual employees. The Committee has delegated to the Chief Executive Officer and other executive officers the responsibility and authority to administer the Company’s short-term incentive plans, with the Committee making the final determination as to whether the performance goals applicable to awards in a particular plan year have been achieved.
      At the end of the year, each major operating subsidiary develops goals which reflect its business objectives for the following year. These goals represent measurable performance objectives such as profits, revenue, returns on equity, assets or capital, expenses and service. The parent Company goals generally represent a compilation of the profit goals of the subsidiaries.
      In 2004, the performance objective for Messrs. Quesnel, Ratnathicam and Schmoller was based on the pre-tax, pre-incentive income of the parent Company; the performance objective for Messrs. Detter, McClimon and Stotlar was based on the pre-incentive operating income of Con-Way Transportation Services, Inc.; and the performance objective for Mr. Williford was based on the pre-incentive operating income of Menlo Worldwide, LLC. Dr. Kennedy did not participate in the short-term incentive plan in 2004 although, as discussed below under “CEO Compensation,” in January 2005 Dr. Kennedy received a discretionary cash bonus for his performance and achievements since his appointment as interim CEO of the Company.
      Upon attainment of the established performance goals, each plan participant (including the Named Executives, other than Dr. Kennedy) earns incentive compensation determined as a percentage of base salary, with the actual incentive varying depending upon the level of attainment of the established performance goals, against a “target incentive” tied to the participant’s level of responsibility. For 2004, target levels of incentive compensation for Named Executives ranged from 60% to 100% of base salary. In addition, each participant’s incentive compensation is capped at an amount equal to twice the target incentive.
      Based on actual 2004 performance results, which ranged from 57.3% to 149.0% of the target performance objectives, the Named Executives earned the following incentive compensation: Mr. Quesnel, $514,110; Mr. Ratnathicam, $437,727; Mr. Schmoller, $369,701; Mr. Detter, $568,776; Mr. Stotlar, $301,070; Mr. Williford, $306,754; and Mr. McClimon, $263,841. As described below under “CEO Compensation,” the payment to Mr. Quesnel represented a pro rata portion of the incentive compensation award he would have received had he remained as President and Chief Executive Officer for all of 2005.
      In 2004, the Committee also continued the additional annual incentive bonus for operating company presidents, with bonus payments tied to the achievement of targeted operating ratios. Among the Named Executives, Messrs. Detter and Williford were eligible to participate in the bonus program. Based upon the 2004 operating ratios for Con-Way Transportation Services, Inc. and Menlo Worldwide, LLC, which were 59.5% and 6.1%, respectively, of the target ratios, Messrs. Detter and Williford received operating ratio bonuses of $321,604 and $30,326, respectively.

Long-Term Incentive Compensation
      The Committee believes that executives should have a large stake in the risks and rewards of long-term ownership of the Company. The CNF Inc. 1997 Equity and Incentive Plan, which was approved at the Company’s 1997 Annual Meeting of Shareholders and re-approved at the Company’s 2000 and 2003 Annual Meetings of Shareholders, provides for the granting of restricted stock awards, options to purchase shares of the Company’s Common Stock, and other types of long-term awards to key employees of the Company and its subsidiaries. The Company’s goal is to provide long-term incentive compensation that is at the 50th percentile of long-term incentive compensation paid by companies in the compensation peer group.
      In general, long-term incentive awards are based on a combination of market data provided by the Committee’s outside consultant and an executive’s grade level. The consultant provides a “market multiple” (expressed as a percentage of annual base salary) for executives in the executive grade levels, reflecting the market for long-term incentives at the Committees’ target of market median pay for such awards. The target award level for executives is derived from those market multiples, then divided between equity awards (e.g., stock options) and awards under the Company’s Value Management Plan. With respect to stock options, the number of options is determined dividing the net present value of one share of stock at the current price into the equity portion of the target long-term incentive award. A similar approach is used to determine the target award value of the Value Management Plan portion of the target long-term incentive award, which is then expressed as a percentage of the executive’s base annual salary as of the beginning of each three-year award cycle. While the formulaic approach described above is used to arrive at target award levels, individual awards of long-term incentives are subject to variation, taking into account factors such as individual performance and experience of the executive at the current grade level.
      In 2004, the Committee decided to change the date of annual stock option grants and other awards to executive officers from December to January. As a result, the stock option grants and other awards that in the past would have been made in December 2004 were made in January 2005. After reviewing information and recommendations provided by the above-mentioned executive compensation consultant and adjusting for individual factors, the Committee granted non-qualified stock options for a total of 278,200 shares to executives of the Company and its subsidiaries, effective January 24, 2005. In addition to the annual grants made in January 2005, non-qualified options for 50,800 shares were granted to various executive officers during 2004 upon hire or promotion, including a grant of non-qualified options for 40,000 shares to Mr. Stotlar. The stock options granted to the Named Executives in 2004 and in January 2005 are set forth in the Option/SAR Grants Table on page 22.
      Also in 2004, the Committee elected to make long-term compensation awards in the form of restricted stock to certain of the Named Executives. In that regard, in December 2004 Mr. Williford received an award for 30,000 shares that will vest in equal annual installments over three years, commencing January 1, 2006, and Mr. Stotlar, upon his promotion to President and Chief Executive Officer of Con-Way Transportation Services, Inc., received an award for 30,000 shares that will vest in equal annual installments over three years, commencing January 1, 2007. Dr. Kennedy also received an award for 20,000 shares of restricted stock in 2004, as discussed below under “CEO Compensation.”
      In order to maintain the Company’s overall long-term incentive compensation at competitive levels, in January 2005, the Committee made awards to senior executives under a long-term incentive plan called the Value Management Plan. Under the Value Management Plan, which has rolling three-year cycles with a new cycle beginning each year, long-term incentive awards for the three-year cycles commencing in 2002 and 2003 are paid based on a criterion called “Total Business Return” (“TBR”) which is, in turn based on cash generation and capital efficiency. For senior executives other than Messrs. Detter and Williford, TBR is measured based on the performance of the company that employs that executive. For Mr. Detter, TBR is measured based in part on the performance of Con-Way Transportation Services, Inc. and in part on the performance of the Company. For Mr. Williford, TBR is measured based in part on the performance of Menlo Worldwide, LLC and in part on the performance of the Company. The amount of a Value Management Plan award measured based upon TBR is subject to a 15% increase or decrease based upon a criterion called “Total Shareholder Return,” which measures the performance of the Company’s stock in comparison to its peers.
      For cycles commencing in 2004 and thereafter, value management awards will be paid based upon a matrix comprising “EBITDA” (earnings before interest, taxes, depreciation and amortization) and “ROCE” (return on capital employed), and upon relative total shareholder return (“relative TSR”). For executives employed by the Company, the Value Management Plan award is based on EBITDA and ROCE of the Company. For executives employed by subsidiaries of the Company, the Value Management Award may be based in part on EBITDA and ROCE of the subsidiaries and in part on EBITDA and ROCE of the Company. For all executives, the relative TSR portion of the award is based upon the relative TSR of the Company as compared to its peers. The value management awards granted in January 2005 to the Named Executives are set forth in the Long-Term Incentive Plan Awards Table on page 24.
      Upon attainment of the established performance goals, each executive receives a payment equal to his or her target Value Management Plan award. No award is paid if performance falls below a specified threshold level, and each executive’s award is capped at an amount equal to twice the target award.
      The third cycle under the Value Management Plan ended on December 31, 2004 with no bonus payments being made to any of the Named Executives except Messrs. Detter, McClimon and Stotlar, since performance criteria applicable to the Named Executives (other than Messrs. Detter, McClimon and Stotlar) were not met for the three-year cycle. Mr. Detter received a payment of $587,130 based on performance at 148.24% of target during the three-year cycle, and Messrs. McClimon and Stotlar received payments of $249,237 and $235,413, respectively, based on performance at 197.65% of target during the three-year cycle.
      Under the terms of the Value Management Plan, each of Messrs. Quesnel and Schmoller was entitled to receive a payment on the award he received for the 2004-2006 award cycle, based on the Company’s performance for 2004, the calendar year in which he retired. As a result, Mr. Quesnel received a payment of $456,268 and Mr. Schmoller received a payment of $126,138, based upon the Company’s performance at 138.6% of the target objective for the relative TSR portion of the award.
      Long-term incentive compensation awards made to Dr. Kennedy and Mr. Quesnel during 2004 are discussed in more detail below under “CEO Compensation.”
      It is the Company’s intention that future long-term incentive awards be reflected in the Compensation Committee Report and Proxy Statement covering compensation for the year in which the award is granted, rather than for the prior year (as we are doing in this Proxy Statement). So, for example, awards granted in January 2006 will first be reflected in the Proxy Statement for the 2007 Annual Meeting of Shareholders.
CEO Compensation
      The Committee recommended, and the Board approved, a 2004 annualized base salary for Mr. Quesnel of $748,176. This amount, representing no increase over the prior year, was recommended by the Committee and approved by the Board based on Mr. Quesnel’s performance and experience, on the comparative salaries paid to chief executive officers of companies within the compensation peer group, and on information provided by the Company’s independent executive compensation consultant.
      As discussed above under “Short-Term Incentive Compensation,” in 2004, Mr. Quesnel earned pro rata short-term incentive compensation of $514,110 based on the Company’s 2004 performance at 132% of the target objective for pre-tax, pre-incentive income. Pursuant to the terms of the Company’s short-term incentive compensation plan, Mr. Quesnel was entitled to receive a pro-rata portion of his annual incentive compensation based on his service as President and Chief Executive Officer during 2004 prior to his retirement from the Company effective as of July 1, 2004.
      As reported in the Company’s 2004 Proxy Statement, in December 2003 Mr. Quesnel received, as long-term compensation, an award of 30,000 shares of restricted stock and an award under the Value Management Plan for the three-year cycle commencing January 1, 2004. Upon his retirement, Mr. Quesnel forfeited all 30,000 shares of restricted stock that were awarded to him in December 2003.
      Mr. Quesnel also received a payment of $456,268 for his Value Management Plan award for the 2004 – 2006 cycle. Under the terms of the Plan, Mr. Quesnel was entitled to receive a payment based on the Company’s performance for 2004, the calendar year in which he retired. Mr. Quesnel did not receive any long-term incentive compensation awards in 2004. Prior to his retirement, Mr. Quesnel entered into a consulting agreement with the Company, as discussed under “Change in Control, Employment and Other Arrangements” on page 33.
      In June 2004, the Board approved the appointment of Dr. Kennedy to serve as interim Chief Executive Officer effective July 1, 2004, while the Board conducted its search for a permanent Chief Executive Officer. Prior to his appointment as interim Chief Executive Officer, Dr. Kennedy received an annualized retainer of $380,000 (consisting of the $30,000 retainer payable to all directors, plus a special retainer of $350,000 for serving as Chairman of the Board), plus Board meeting fees and grants of stock options and restricted stock. Commencing October 1, 2004, his compensation was modified so that he no longer received the special retainer of $350,000 for serving as Chairman of the Board but instead received an annualized salary of $750,000 for serving as interim Chief Executive Officer and an annualized retainer of $30,000, plus Board meeting fees, for serving as a member of the Board. In addition, at that time he received a grant of 20,000 shares of restricted stock under the Company’s 1997 Equity and Incentive Plan for executives. These shares are scheduled to vest in five equal annual installments commencing September 27, 2005, but are subject to forfeiture (to the extent unvested) if he ceases to serve as interim Chief Executive Officer and also ceases to serve as a member of the Board of Directors.
      Dr. Kennedy’s compensation, as described above, was established by the independent members of the Company’s Board of Directors taking into consideration his experience, his performance as interim Chief Executive Officer, the compensation paid to Mr. Quesnel as the Company’s President and Chief Executive Officer, and the comparative salaries paid to chief executive officers of companies within the compensation peer group.
      In January 2005, the Compensation Committee, together with the other independent members of the Company’s Board of Directors, approved a 2005 annualized salary of $750,000 for Dr. Kennedy as interim Chief Executive Officer (the same salary as was established in October 2004); however, he will not receive a Board retainer or Board meeting fees in 2005 for so long as he serves as interim Chief Executive Officer. The directors also approved a discretionary cash bonus of $1,000,000 for Dr. Kennedy, based upon his performance and achievements as interim Chief Executive Officer in 2004, including providing leadership and direction to the Company during a challenging transition period and leading the Company’s successful efforts to complete the sale of its air freight forwarding business to United Parcel Service, Inc. which, together with the Company’s performance and other factors, resulted in a significant improvement in the Company’s market value.
Policy on Deductibility of Compensation
      The federal income tax law limits the deductibility of certain compensation paid to the Chief Executive Officer and the four other most highly compensated executives (the “covered employees”) in excess of the statutory maximum of $1 million per covered employee. The Committee’s general policy is, where feasible, to structure compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes; however, there may be circumstances where portions of such compensation will not be deductible. In 2004, as in prior years, no covered employee received compensation that was not deductible.
      Under the federal income tax law, certain compensation, including “performance-based compensation,” is excluded from the $1 million deductibility limit. The Company’s 1997 Equity and Incentive Plan, which was approved at the Company’s 1997 Annual Meeting of Shareholders and re-approved at the Company’s 2000 and 2003 Annual Meetings of Shareholders, allows the Committee to make certain short- and long-term incentive compensation awards to covered employees that qualify as “performance-based compensation.” The Committee intends to use such awards, where feasible, to carry out its general policy of providing a competitive compensation package which also structures compensation paid to the covered employees so as to maximize the deductibility of such compensation for federal income tax purposes.
THE COMPENSATION COMMITTEE *

W. Keith Kennedy, Jr. Michael J. Murray, Chairman Robert D. Rogers	William J. Schroeder Robert P. Wayman Chelsea C. White III

* Dr. Kennedy was Chairman of the Committee until June 2004, at which time he resigned from the Committee upon his appointment as interim CEO of the Company. Mr. Rogers was a member of the Committee until March 2004, at which time he resigned from the Committee. Messrs. Schroeder and White were appointed as members of the Committee in March 2004. Each of Messrs. Kennedy, Rogers, Schroeder and White reviewed this report and, as to portions of the report relating to Committee actions taken during his tenure on the Committee, approved the report.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Members of the Compensation Committee are all independent directors of the Company and have no other relationships with the Company and its subsidiaries.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL SHAREHOLDER RETURN*
CNF Inc., S&P Midcap 400 Index, Dow Jones Transportation Average

	Cumulative Total Return

	4Q99	4Q00	4Q01	4Q02	4Q03	4Q04

CNF	$100.0	$99.5	$100.1	$100.4	$103.7	$154.6
S&P Midcap 400	$100.0	$117.5	$116.8	$99.8	$135.3	$157.4
Dow Jones Transportation Average	$100.0	$100.4	$91.1	$80.7	$106.3	$135.6

*	Assumes $100 invested on December 31, 1999 in CNF Inc. (then known as CNF Transportation Inc.), S&P Midcap 400 Index, and the Dow Jones Transportation Average and that any dividends were reinvested.

PENSION PLAN TABLE
ESTIMATED ANNUAL RETIREMENT BENEFITS
      The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under the Company’s retirement plans.

Average Final Total Earnings During	Years of Plan Participation
Highest Five Consecutive Years
of Last Ten Years of Employment	15	20	25	30	35

$ 200,000	$40,867	$57,561	$76,302	$95,044	$113,785
$ 300,000	62,367	87,763	116,231	144,698	173,166
$ 400,000	83,867	117,965	156,159	194,352	232,546
$ 500,000	105,367	148,167	196,087	244,007	291,927
$ 600,000	126,866	178,369	236,015	293,661	351,307
$ 700,000	148,366	208,572	275,943	343,315	410,687
$ 800,000	169,866	238,774	315,872	392,970	470,068
$ 900,000	191,366	268,976	355,800	442,624	529,448
$1,000,000	212,866	299,178	395,728	492,278	588,829
$1,100,000	234,365	329,380	435,656	541,933	648,209
$1,200,000	255,865	359,582	475,584	591,587	707,589
$1,300,000	277,365	389,784	515,513	641,241	766,970
$1,400,000	298,865	419,986	555,441	690,895	826,350
$1,500,000	320,365	450,188	595,369	740,550	885,731
$1,600,000	341,864	480,390	635,297	790,204	945,111
$1,700,000	363,364	510,593	675,225	839,858	1,004,491
$1,800,000	384,864	540,795	715,154	889,513	1,063,872
$1,900,000	406,364	570,997	755,082	939,167	1,123,252
$2,000,000	427,864	601,199	795,010	988,821	1,182,633
      Compensation covered for the Named Executives is the highest five-year average over the last ten years of employment of the “Salary” and “Bonus”, as such terms are used in the Summary Compensation Table on page 19, and of certain other compensation. Retirement benefits shown are payable at or after age 65 in the form of a single life annuity, using the current level of Social Security benefits to compute the adjustment for such benefits.
      Applicable law for 2004 limits the annual benefits which may be paid from a tax-qualified retirement plan to $165,000 per year currently, and prevents pension accruals for compensation in excess of $205,000 per year and for deferred compensation. The Company has adopted non-qualified plans to provide for payment out of the Company’s general funds of benefits not covered by the qualified plans. The table above represents total retirement benefits which may be paid from a combination of qualified and non-qualified plans.
      As of December 31, 2004, Messrs. Quesnel, Detter, McClimon, Ratnathicam, Schmoller, Stotlar, and Williford had 29, 36, 21, 27, 30, 19, and 23 years of plan participation, respectively. Based on service through December 31, 2004 and assuming a 5-year certain annuity payment at age 65, Messrs. Detter, McClimon, Ratnathicam, Stotlar and Williford would be entitled to receive annual pension payments, payable at age 65, of $682,230, $133,841, $322,071, $108,082 and $268,972, respectively. Messrs. Quesnel and Schmoller are currently receiving annual pension benefits, in the form of 100% Joint and Survivor annuities, in the amounts of $619,722 and $291,291, respectively.

CHANGE IN CONTROL, EMPLOYMENT AND OTHER ARRANGEMENTS
      Messrs. McClimon, Ratnathicam, Stotlar and Williford have entered into severance agreements with the Company and, if applicable, the subsidiary by which they are employed. Severance agreements that had been entered into by the Company with Messrs. Quesnel, Detter and Schmoller, and by Con-Way Transportation Services, Inc. with Mr. Detter, are no longer in effect.
      The severance agreements for Messrs Ratnathicam, Stotlar and Williford provide that if such officer’s employment is actually or constructively terminated within two years of a change in control (as defined in the severance agreement) of the Company or the subsidiary or prior to a change in control at the direction of a person or entity which subsequently acquires control of the Company or the subsidiary, the officer generally will receive, among other things, (i) a lump sum cash payment equal to three times the officer’s base salary as of the date of termination (or as of the change of control, if higher); (ii) a lump sum cash payment equal to three times the officer’s average annual bonus over the three years prior to the termination of employment; (iii) life, disability, health, dental, and accidental insurance benefits for three years; and (iv) in the case of Mr. Williford, a lump sum cash payment reflecting the value of three additional years of retirement benefits.
      The severance agreements for Mr. McClimon provides that if his employment is actually or constructively terminated within two years of a change in control (as defined in the severance agreements) of the Company or the subsidiary or prior to a change in control at the direction of a person or entity which subsequently acquires control of the Company or the subsidiary, he generally will receive, among other things, (i) a lump sum cash payment equal to two times his base salary as of the date of termination (or as of the change of control, if higher); (ii) a lump sum cash payment equal to two times the highest of (a) his average annual bonus over the three years prior to the termination of employment, (b) his average annual bonus over the three years prior to the change in control, or (c) his target bonus for the year of the termination of employment; and (iii) life, disability, health, dental, and accidental insurance benefits for two years.
      Messrs. McClimon, Ratnathicam, Stotlar, and Williford will also be entitled to receive additional payments to the extent necessary to compensate them for any excise taxes payable by them under the federal laws applicable to excess parachute payments.
      As reported in last year’s Proxy Statement, on February 18, 2004, the Company entered into a Consulting Agreement with Mr. Quesnel. The term is for a period of one year commencing on July 6, 2004, the date of Mr. Quesnel’s retirement as President and Chief Executive Officer of the Company, and continuing through July 5, 2005. Mr. Quesnel will be required to devote up to 150 hours per calendar quarter to his consulting duties and will be paid a consulting fee of $250,000 per quarter during the term. The Consulting Agreement also provides for the Company to reimburse Mr. Quesnel for income tax preparation services obtained in 2005 and 2006 with respect to 2004 and 2005 and for estate and financial planning services, in an aggregate amount not to exceed $15,000.
      On December 6, 2004, Gerald L. Detter, who retired as President and Chief Executive Officer of Con-Way Transportation Services, Inc., entered into an Employment Agreement with CNF, pursuant to which Mr. Detter agreed to serve as an advisor to CNF until January 31, 2006. As compensation for his services, Mr. Detter will receive an annual base salary of $540,696 and certain other benefits, as described in the Employment Agreement, including continued vesting of his restricted stock through January 1, 2006 and participation in the 2005 Incentive Compensation Plan for CNF at his current participation factor and salary.
      On December 14, 2004, Eberhard G. H. Schmoller, who retired as Senior Vice President, General Counsel and Corporate Secretary of CNF Inc. on December 28, 2004, entered into a Severance Agreement and Release with CNF. In consideration of Mr. Schmoller having delayed his retirement at the request of the Company and of his performance during 2004, he received a severance payment of $850,000 and title to his Company automobile.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Directors provides assistance to the Board in fulfilling its obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company. Among other things, the Audit Committee reviews and discusses with management and with the Company’s outside auditors the results of the year-end audit of the Company, including the audit report and audited financial statements.
      All members of the Audit Committee are independent directors, qualified to serve on the Audit Committee pursuant to the requirements of the New York Stock Exchange. The Board of Directors has adopted a written charter of the Audit Committee, which was included as Appendix A to the Company’s 2004 Proxy Statement.
      In connection with its review of the audited financial statements of the Company for the fiscal year ended December 31, 2004, the Audit Committee reviewed and discussed the audited financial statements with management, and discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380). In addition, the Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with KPMG LLP their independence from the Company.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.
THE AUDIT COMMITTEE

Robert P. Wayman, Chairman Margaret G. Gill Michael J. Murray	John C. Pope William J. Schroeder

RATIFICATION OF AUDITORS
      At last year’s annual meeting, shareholders approved the appointment of KPMG LLP as independent public accountants to audit the consolidated financial statements of the Company for the year ended December 31, 2004. The Board recommends that shareholders vote in favor of ratifying the reappointment of KPMG LLP as the Company’s independent auditors for the year ending December 31, 2005. A representative of the firm will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from shareholders. The Company has been informed by KPMG LLP that neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in the Company or its affiliates.

Fees
      During the Company’s fiscal years ended December 31, 2003 and December 31, 2004, the Company was billed the following aggregate fees by KPMG LLP.

Audit Fees. The aggregate fees billed by KPMG LLP to the Company for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year, for reviews of the financial statements included in the Company’s Forms 10-Q for the fiscal year, and for services provided by KPMG LLP in connection with statutory or regulatory filings for the fiscal year, were $1,385,129 for the fiscal year ended 2003 and $2,732,170 for the fiscal year ended 2004.

Audit-Related Fees. The aggregate fees billed by KPMG LLP to the Company for assurance and related services reasonably related to the performance of the audit of the annual financial statements and the review of the Company’s financial statements were $432,431 for the fiscal year ended 2003 and $1,039,893 for the fiscal year ended 2004. These fees were for the audit of employee benefit plans, consultation related to the application of new accounting standards, and certain other audit-related services.

Tax Fees. The aggregate fees billed by KPMG LLP to the Company for professional services rendered for tax compliance, tax advice and tax planning were $1,297,427 for the fiscal year ended 2003 and $719,848 for the fiscal year ended 2004. Of the 2004 fees, $451,401 was for tax compliance and preparation, and $268,447 was for tax consulting and advice.

All Other Fees. No fees were billed by KPMG LLP to the Company for products and services rendered for the fiscal year ended 2003, other than the Audit Fees, Audit-Related Fees, and Tax Fees described in the preceding three paragraphs. In 2004, $6,000 was billed by KPMG LLP to the Company for software licensing and other miscellaneous services.
      All of the services performed by KPMG LLP during 2004 were pre-approved by the Audit Committee of the Company’s Board of Directors, which concluded that the provision of the non-audit services described above is compatible with maintaining KPMG LLP’s independence.
Pre-Approval Policies and Procedures
      Prior to retaining KPMG LLP to provide services in any fiscal year, the Audit Committee first reviews and approves KPMG’s fee proposal and engagement letter. In the fee proposal, each category of services (Audit, Audit Related, Tax and All Other) is broken down into subcategories that describe the nature of the services to be rendered, and the fees for such services. For 2005, the Audit Committee also approved nominal additional fees (beyond those included in the KPMG fee proposal) for services in a limited number of subcategories, based on the Company’s experience regarding the unanticipated need for such services during the year. CNF’s pre-approval policy provides that the Audit Committee must specifically pre-approve any engagement of KPMG for services outside the scope of the fee proposal and engagement letter.

PRINCIPAL SHAREHOLDERS
      According to information furnished to the Company as of February 28, 2005, the only person known to the Company to own beneficially an interest in 5% or more of the shares of Common Stock or Series B Preferred Stock is set forth below. Such information is as reported in the Schedule 13D/A filed by such person on May 21, 2004 with the Securities and Exchange Commission.

	Amount and Nature of		Percent
Names and Addresses	Beneficial Ownership		of Class

Relational Investors, LLC	4,553,900 Common	(1)	9.0%
11975 El Camino Real, Suite 300 San Diego, CA 92130

(1)	Relational Investors, LLC and ten of its affiliated investment funds have, in the aggregate, sole voting power over 4,553,900 shares, shared voting power over 0 shares, sole dispositive power over 4,553,900 shares and shared dispositive power over 0 shares.

COMPLIANCE WITH SECTION 16 OF THE EXCHANGE ACT
      The Company believes that, during 2004, its executive officers and directors have complied with all filing requirements under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except as follows: Mr. Stotlar was three days late filing a Form 3 reporting his initial CNF holdings following his promotion on December 3, 2004; Mr. Quesnel was four days late filing a Form 4 reporting a forfeiture of performance restricted stock on May 11, 2004; the Company was approximately three weeks late posting on its website a Form 4 reporting Mr. Quesnel’s exercise of stock options on April 27, 2004; and the Company was one day late posting on its website a Form 4 reporting Mr. Quesnel’s forfeiture of performance restricted stock on May 11, 2004.

CONFIDENTIAL VOTING
      Under the confidential voting policy adopted by the Board of Directors, all proxies, ballots, and voting materials that identify the votes of specific shareholders will be kept confidential from the Company except as may be required by law or to assist in the pursuit or defense of claims or judicial actions and except in the event of a contested proxy solicitation. In addition, comments written on proxies, ballots, or other voting materials, together with the name and address of the commenting shareholder, will be made available to the Company without reference to the vote of the shareholder, except where such vote is included in the comment or disclosure is necessary to understand the comment. Certain vote tabulation information may also be made available to the Company, provided that the Company is unable to determine how any particular shareholder voted.
      Access to proxies, ballots, and other shareholder voting records will be limited to inspectors of election who are not employees of the Company and to certain Company employees and agents engaged in the receipt, count, and tabulation of proxies.

SUBMISSION OF SHAREHOLDER PROPOSALS
      Shareholder proposals intended for inclusion in the next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must be directed to the Corporate Secretary, CNF Inc., at 3240 Hillview Avenue, Palo Alto, California 94304, and must be received by November 21, 2005. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by the Corporate Secretary at the above address by January 19, 2006. The Company’s Bylaws require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Bylaws, not later than January 19, 2006 and not earlier than December 20, 2005.

OTHER MATTERS
      The Company will furnish to interested shareholders, free of charge, a copy of its 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. The report will be available for mailing after April 1, 2005. Please direct your written request to the Corporate Secretary, CNF Inc., 3240 Hillview Avenue, Palo Alto, California 94304.
      Your Board knows of no other matters to be presented at the meeting. If any other matters come before the meeting, it is the intention of the proxy holders to vote on such matters in accordance with their best judgment.
      The expense of proxy solicitation will be borne by the Company. The solicitation is being made by mail and may also be made by telephone, telegraph, facsimile, or personally by directors, officers, and regular employees of the Company who will receive no extra compensation for their services. In addition, the Company has engaged the services of Innisfree M&A Incorporated, New York, New York, to assist in the solicitation of proxies for a fee of $10,000, plus expenses. The Company will reimburse banks, brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of the Company’s voting stock.
      IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING WHITE PROXY CARD AS SOON AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

JENNIFER W. PILEGGI
Secretary
March 21, 2005

CNF INC.
This Proxy is Solicited on Behalf of the Board of Directors of CNF Inc.

The undersigned appoints M.G. GILL, R. JAUNICH II AND J.C. POPE and each of them, the proxies of the undersigned, with full power of substitution, to vote the stock of CNF Inc., which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, April 19, 2005 at 9:00 A.M. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournments or postponements thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted
FOR the election of directors and FOR item 2 on the reverse side.

(PLEASE SIGN THIS CARD ON THE REVERSE SIDE)

To include any comments, please mark this box.     ☐

CNF INC.
P.O. BOX 11019
NEW YORK, N.Y. 10203-0019

☐	▼ DETACH PROXY CARD HERE ▼

Please Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of directors and FOR item 2 below.

1. Election of four Class II directors for a three-year term.

FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)	☐

Nominees:	01-Michael J. Murray, 02-Robert D. Rogers, 03-William J. Schroeder, 04-Chelsea C. White III.

(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)” box and write that nominee’s name on the following blank line.)

	FOR	AGAINST	ABSTAIN

2. Ratify appointment of Independent Auditors	☐	☐	☐

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

To change your address, please mark this box.       ☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

S C A N L I N E

Date Share Owner sign here	Co-Owner sign here

4791

Dear Fellow Employee:	March 21, 2005

     Enclosed is proxy material for the CNF Inc. Annual Meeting of Shareholders to be held on April 19, 2005. This material is being sent to you as a participant in the Menlo Worldwide Forwarding, Inc. Savings Plan and includes (1) the Company’s 2005 Proxy Statement and 2004 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Plan Trustee, as to how you wish the shares of Company stock credited to your account to be voted, (3) if you wish to instruct the Trustee to vote the preferred shares of Company stock credited to your account differently than the common shares, a direction form to instruct the Trustee as to how you wish to vote such preferred shares, and (4) an envelope to forward your instructions to The Bank of New York, the Company’s stock transfer agent.

     In order to vote the Company shares credited to your account, you must complete and return the enclosed instruction card giving the Trustee specific voting instructions for the common and preferred shares. If you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the CNF Inc. Board of Directors. The instruction card will direct the Trustee to vote both the common and preferred shares of Company stock credited to your account. If you wish to vote the preferred shares of stock differently than the common shares, you must also complete the preferred stock direction form and return it to The Bank of New York with the instruction card. Shares of each class of Company stock credited to your account for which the Trustee does not receive a signed instruction card on a timely basis will be voted in the manner determined by the Trustee.

     Your instruction card must be returned directly to The Bank of New York, the Company’s stock transfer agent. It will be treated confidentially by the transfer agent and the Trustee.

     The exercise of shareholder voting rights is a very important feature of the Plan because it allows you to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, The Bank of New York must receive your completed instruction card no later than April 15, 2005.

Sincerely, Jennifer W. Pileggi Secretary

MENLO WORLDWIDE FORWARDING, INC. SAVINGS PLAN
Direction of Participant to Trustee of
Menlo Worldwide Forwarding, Inc. Savings Plan
(Common Stock and Preferred Stock)

The undersigned hereby directs the Trustee of Menlo Worldwide Forwarding, Inc. Savings Plan to vote all shares of CNF Inc. common stock and preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of CNF Inc. to be held on Tuesday, April 19, 2005 at 9:00 A.M. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.

(PLEASE SIGN THIS CARD ON THE REVERSE SIDE)

To include any comments, please mark this box.     ☐

CNF INC.
P.O. BOX 11114
NEW YORK, N.Y. 10203-0114

☐	▼ DETACH PROXY CARD HERE ▼

Please Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of directors and FOR item 2 below.

1. Election of four Class II directors for a three-year term.

FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)	☐

Nominees:	01-Michael J. Murray, 02-Robert D. Rogers, 03-William J. Schroeder, 04-Chelsea C. White III.

(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)” box and write that nominee’s name on the following blank line.)

	FOR	AGAINST	ABSTAIN

2. Ratify appointment of Independent Auditors	☐	☐	☐

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

To change your address, please mark this box.       ☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

S C A N L I N E

Date Share Owner sign here	Co-Owner sign here

4793

Dear Fellow Employee:	March 21, 2005

     Enclosed is proxy material for the CNF Inc. Annual Meeting of Shareholders to be held on April 19, 2005. This material is being sent to you as a participant in the CNF Inc. Thrift and Stock Plan and includes (1) the Company’s 2005 Proxy Statement and 2004 Annual Report, (2) a card to instruct T. Rowe Price Trust Company, the Plan Trustee, as to how you wish the shares of Company stock credited to your account to be voted, (3) if you wish to instruct the Trustee to vote the preferred shares of Company stock credited to your account differently than the common shares, a direction form to instruct the Trustee as to how you wish to vote such preferred shares, and (4) an envelope to forward your instructions to The Bank of New York, the Company’s stock transfer agent.

     In order to vote the Company shares credited to your account, you must complete and return the enclosed instruction card giving the Trustee specific voting instructions for the common and preferred shares. If you wish, you may sign and return the card without giving specific voting instructions and the shares will be voted as recommended by the CNF Inc. Board of Directors. The instruction card will direct the Trustee to vote both the common and preferred shares of Company stock credited to your account. If you wish to vote the preferred shares of stock differently than the common shares, you must also complete the preferred stock direction form and return it to The Bank of New York with the instruction card. Under the terms of the Plan, the Trustee votes the shares of each class of Company stock credited to your account for which it does not receive a signed instruction card on a timely basis in the same manner and proportion as the shares in such class of stock for which it does receive valid voting instructions on a timely basis.

     Your instruction card must be returned directly to The Bank of New York, the Company’s stock transfer agent. It will be treated confidentially by the transfer agent and the Trustee.

     The exercise of shareholder voting rights is a very important feature of the Plan because it allows you to participate directly in the affairs of the Company. We urge you to exercise your voting rights. In order for the Trustee to comply with your instructions, The Bank of New York must receive your completed instruction card no later than April 15, 2005.

Sincerely, Jennifer W. Pileggi Secretary

CNF INC. THRIFT AND STOCK PLAN
Direction of Participant to Trustee of
CNF Inc. Thrift and Stock Plan
(Common Stock and Preferred Stock)

The undersigned hereby directs the Trustee of CNF Inc. Thrift and Stock Plan to vote all shares of CNF Inc. common stock and preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of CNF Inc. to be held on Tuesday, April 19, 2005 at 9:00 A.M. at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware, and at any adjournments or postponements thereof. The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to direct the Trustee to vote in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR item 2 on the reverse side.

(PLEASE SIGN THIS CARD ON THE REVERSE SIDE)

To include any comments, please mark this box.     ☐

CNF INC.
P.O. BOX 11114
NEW YORK, N.Y. 10203-0114

☐	▼ DETACH PROXY CARD HERE ▼

Please Sign, Date and Return Promptly in the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR the election of directors and FOR item 2 below.

1. Election of four Class II directors for a three-year term.

FOR ALL	☐	WITHHOLD FOR ALL	☐	FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)	☐

Nominees:	01-Michael J. Murray, 02-Robert D. Rogers, 03-William J. Schroeder, 04-Chelsea C. White III.

(Instructions: To withhold authority to vote for any individual nominee, mark the “FOR, EXCEPT WITHHOLD FROM THE FOLLOWING NOMINEE(S)” box and write that nominee’s name on the following blank line.)

	FOR	AGAINST	ABSTAIN

2. Ratify appointment of Independent Auditors	☐	☐	☐

The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.

To change your address, please mark this box.       ☐

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

S C A N L I N E

Date Share Owner sign here	Co-Owner sign here

4792

DIRECTION FORM (TASP)

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
Direction to Trustee

(USE ONLY IF YOU WISH TO VOTE PREFERRED SHARES SEPARATELY)

The undersigned hereby directs the Trustee of the CNF Inc. Thrift and Stock Plan to vote all shares of CNF Inc. preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of CNF Inc. to be held on Tuesday, April 19, 2005 at 9:00 A.M. or at any adjournments or postponements thereof.

This direction cannot be voted unless it is properly signed and returned. If properly signed and returned, the Trustee will vote as directed by the undersigned or, if no choice is specified, the Trustee will vote FOR the election of directors and FOR item 2 below, as described in the accompanying proxy statement.

1.	Election of Four Class II directors for a three-year term.

Nominees:  Michael J. Murray, Robert D. Rogers, William J. Schroeder, Chelsea C. White III.

☐     Vote FOR all nominees listed above; except vote withheld from the following nominees (if any):

☐     Vote WITHHELD from all nominees.

2.	Ratify appointment of KPMG LLP as the Company’s auditors for the year 2005.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

,2005

Signature of Participant

Name (Please Print)

Address (Please Print)

City	State	Zip Code

DIRECTION FORM (MENLO WORLDWIDE FORWARDING, INC. SAVINGS PLAN)

SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
Direction to Trustee

(USE ONLY IF YOU WISH TO VOTE PREFERRED SHARES SEPARATELY)

The undersigned hereby directs the Trustee of the Menlo Worldwide Forwarding, Inc. Savings Plan to vote all shares of CNF Inc. preferred stock credited to the individual account of the undersigned under the Plan at the Annual Meeting of Shareholders of CNF Inc. to be held on Tuesday, April 19, 2005 at 9:00 A.M. or at any adjournments or postponements thereof.

This direction cannot be voted unless it is properly signed and returned. If properly signed and returned, the Trustee will vote as directed by the undersigned or, if no choice is specified, the Trustee will vote FOR the election of directors and FOR item 2 below, as described in the accompanying proxy statement.

1.	Election of Four Class II directors for a three-year term.

Nominees:  Michael J. Murray, Robert D. Rogers, William J. Schroeder, Chelsea C. White III.

☐     Vote FOR all nominees listed above; except vote withheld from the following nominees (if any):

☐     Vote WITHHELD from all nominees.

2.	Ratify appointment of KPMG LLP as the Company’s auditors for the year 2005.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The Trustee is hereby directed to authorize the proxies to vote in their discretion upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

,2005

Signature of Participant

Name (Please Print)

Address (Please Print)

City	State	Zip Code